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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   Form 8-K



                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               October 13, 2008
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               (Date of Report: Date of earliest event reported)


                                 Merilus, Inc.
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           (Exact name of registrant as specified in its charter)


          Nevada                 0-28475                  87-0635270
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)


                  44 West Broadway, # 1805, Salt Lake City, Utah 84101
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                    (Address of principal executive office)



Registrant's telephone number, including area code: (801) 949-1020
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        (Former name or former address, if changed since last report)













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Item 8.01 Other Item and Item 3.02 Unregistered Sales of Equity Securities


On October 10, 2008, Merilus, Inc. (the "Company") issued two hundred thousand shares (200,000) of its common stock to Denny Nestripke in payment of past amounts owed Mr. Nestripke. Additionally, the Company entered into an engagement agreement with Mr. Nestripke where he agreed to assist the Company with its daily accounting issues and its ongoing reporting obligations with the SEC including assistance in preparing the financial statements for the 10Qs and 10Ks. Mr. Nestripke will also assist the Company in strengthen its internal controls and accounting controls. Mr. Nestripke is a certified public accountant and has had experience in dealing with small companies in establishing internal and accounting controls. The Company has been actively searching for assistance in helping to establish stronger internal controls and accounting controls to comply with SEC guidance in these areas. With limited capital to pay to hire someone, the Company has been having difficulty in finding a company or individual that has the knowledge in these areas willing to help in these capacities without cash compensation. Additionally, given the new rules on the restricted nature of shares issued by a shell company, and the potential holding period for such shares, the Company has been having a difficulty in finding professionals who would accept shares for services. Mr. Nestripke previously served as an officer and director of the Company.

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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                          Merilus, Inc.


                                          By: /s/ Alex Demitriev
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Date: October 13, 2008                       Alex Demitriev, President